                                                                    EXHIBIT 4.22


                             ENGLISH TRANSLATION OF
                         NOTARIAL CERTIFICATE AND LEASE


FIFTEENTH  NOTARIAL OFFICES OF THE CITY OF LISBON

NOTARY RESPONSIBLE

Attorney JOSE MANUEL CABRAL DE MATOS OLIVEIRA

Avenida Duque de Loule 104 - Basement - 1050-092 LISBON

TELEPHONE: 21333904 or 213534669   FAX: 213546743


                                     *******


I HEREBY CERTIFY THAT:

I made this photocopy that is equal to the original of the Deed issued by this Notarial Office and recorded in the Book of Miscellaneous Deeds number 245 "I", page 9 through 11, and of the complementary Document issued according to the terms of item 2 of article 64 of the Notarial Code.

Lisbon, Fifteenth Notarial Offices  on June 29 2000

ASSISTANT, SUPERIOR CLERK

BILL
Art. 8 # 1   1,000,500
"    " # 2     800,500
Total        1,800,500

illegible
Checked and recorded under number 3750

                                      LEASE


_____ On the twenty first day of June of the year two thousand, the following principals did appear before me, Jose Manuel Cabral de Matos Oliveira, attorney and Notary with the Fifteenth Notarial Offices of the municipality of Lisbon:

_____ FIRST - a) Dr. PEDRO NEUPARTH DE SARREA GAIVAO, married, born in the district of S. Sebastiao da Pedreira, municipality of Lisbon, domiciled in this city at Rua Marques da Fronteira, # 72/74, 9th floor right;

              b) Dr. EDUARDO MANUEL MILHEIRICO DE CARVALHO CHAVES, born in Mozambique, domiciled at Rua Costa Pinto # 163, 2nd floor A, in Paco de Arcos, Oeiras, as acting managers and representatives of "MC-IMOVEST, SOCIEDADE GESTORA DE FUNDOS DE INVESTIMENTOS IMOBILIARIOS, S.A.", previously known as "SOCIEDADE GESTORA DE IMOVEST - FUNDO DE INVESTIMENTOS IMOBILIARIOS, S.A.", a corporation with its main offices in this city, at Avenida da Republica number forty three, first floor, tax number NIPC 501 845 755, with a registered share capital of one hundred and fifty million Escudos, registered in the Lisbon Commercial Registry under number SIXTY FIVE THOUSAND NINE HUNDRED AND EIGHTY ONE, and this corporation, in its capacity as the managing entity and legal representative of

"IMOVEST - FUNDO DE INVESTIMENTOS IMOBILIARIOS", and responsible for its management under the terms of the Administrative Ruling issued by the State Treasury Secretariat and published in the Diario da Republica (Official Gazette), Series Two, number eighty nine, on April sixteen, nineteen hundred and eighty seven, the terms of which I have verified by means of a Certificate issued by the Lisbon Commercial Registry office, and filed as an integral part of the deed issued and recorded on page ninety eight of Book number two hundred and twenty eight - I.

_____ SECOND - JOSE JAVIER GONZALES SOLANO, born in Spain, married, domiciled at Rua Genaro Parlade # 8, Seville, Spain, who appears in the quality of representative of

     "CARRIERHOUSE, S.A.", a corporation with its main offices at Isabel Colbrand, number eight, in Fuencarral, Madrid, Spain, registered in the Madrid Registry Office in volume thirteen thousand eight hundred and ninety one, of Book eighty one, section eight A, page two hundred and twenty seven thousand three hundred and seventy, first registry, qualifications and powers that I checked, in view of the Power of Attorney that I hereby file.

_____ I have personal knowledge of the first principals and thereby verified their identity, the identity of the remaining principal was checked against i.d. number 80.116.735, issued on January 4 1991 in Seville by the Police Authority of that city, and that was presented to me.

THE FIRST PRINCIPLES HEREBY STATE AND WARRANT THAT:

_____ through this deed, "IMOVEST - FUNDO DE INVESTIMENTOS IMOBILIARIOS", the corporation by them represented, leases to the second principal, the self contained premises described below:

_____ The unit identified by the letter "A", corresponding to ground floor unit A, to be used as a warehouse, said lease to include the basement where the garage assigned unit A is located;

_____ The unit identified by the letter "B" , corresponding to ground floor unit B, to be used as a warehouse, said lease to include the basement where the garage assigned unit B is located; and

_____ The unit identified by the letter "C", corresponding to the first floor, to be used as a warehouse. All of the premises described are contained in an urban condominium building located at Avenida Severiano Falcao number fourteen, district of Prior Velho, municipality of Loures, described in the Second Property

Registry of Loures, under number TWO HUNDRED AND FOURTEEN, in that district, where it is registered as a condominium under registration F one, dated August 30 1999, and purchased through a deed issued today, and registered in this same Book of Deeds on page six.

_____ Said building is registered in the Land Registry under article number seven hundred and ninety six.

____ This lease is entered into according to the terms and covenants contained in the complementary Document drawn up according to the terms of item two of article sixty four of the Notarial Code. Said Document is considered an integral part of this deed and the parties hereby state they have read and accept its terms and covenants therein.

_____ The term of the lease is seven years, said term being renewable for successive one year periods. The effective date is the twenty first day of June of the year in course. The leased premises shall be used by the lessee as a warehouse

_____ The monthly aggregate lease fee shall be SEVEN MILLION TWO HUNDRED AND THIRTY FOUR THOUSAND SIX HUNDRED AND FIFTY ESCUDOS, of which two million five hundred and fifteen thousand and fifty Escudos for unit "A", two million five hundred and eleven thousand Escudos for unit "B" and two million two hundred and eight thousand six hundred Escudos for unit "C".


THE SECOND PRINCIPAL HEREBY STATES AND WARRANTS THAT:

_____ He accepts the terms of the lease for the corporation he represents.

____ I hereby file the complementary Document referred to above.

_____ Exhibits:

a) A Certificate issued by the above mentioned Land Registry on February 28 last, whereby I was able to verify the number of registration of the leased premises, their description and confirmation that the building is a condominium;

b) Three photocopies in lieu of the respective Property Certificates, issued by the Fourth Financial Office of Loures, initialed on March 31 last, through which I checked the Registration Number; and

c) A photocopy made by the Oeiras Notary Office on April 21 1998, of Use Permit 215/98, issued by the Loures Municipal Board on April 7 1998, stating that the premises located in the building in question are suitable for use as warehouses.

This deed was read to the Principals and the content was explained out loud, with all principals present simultaneously. The value of the transaction is five hundred and seventy five million eight hundred and eleven thousand Escudos, and the agreement is scheduled to be executed at seventeen hundred hours and thirty minutes.


Signatures illegible

Book # 245 I Page 9

Doc # ___  Page



COMPLEMENTARY DOCUMENT PREPARED ACCORDING TO THE TERMS OF ARTICLE SIXTY FOUR OF THE NOTARIAL CODE, THIS DOCUMENT IS AN INTEGRAL PART OF THE DEED RECORDED IN PAGE 6 OF BOOK 245 I OF THE 15TH Notarial Office of the City of Lisbon.


                                       ONE


1. This lease shall be governed by the "free income regime" according to the terms of the Urban Lease Regime, and shall be in effect for a period of seven years, starting on the date of signature of the public deed.

2. The contract shall be automatically renewed for successive one year periods. The lessee may only terminate this contract by submitting written notice no later than ninety days before the end of the first seven year period or before the end of each renewal period.


                                       TWO


1. The aggregate monthly lease shall be seven million two hundred and thirty four thousand six hundred and fifty Escudos, of which two million five hundred and fifteen thousand and fifty Escudos for unit "A", two million five hundred and eleven thousand Escudos for unit "B" and two million two hundred and eight thousand six hundred Escudos for unit "C".

Section one: Given that the units must be altered to adapt them to the activities of the lessee, the lease for the first year shall be:

a) For Unit "A", for the first six months the monthly lease shall be five hundred and sixty thousand Escudos, for the following six months it shall be one million one hundred and twenty thousand Escudos.

b) For Units "B" and "C", for the first five months the monthly lease shall be two million three hundred and fifty nine thousand eight hundred Escudos, of which one million two hundred and fifty five thousand five hundred Escudos for unit "B" and one million four hundred and four thousand and thirteen Escudos for unit "C". For the remaining seven months of the year the monthly lease for these two units shall be the amount described in item 1 of this clause.

2. The lease shall be deposited in the account indicated by the landlord, in advance, no later than the eighth day of the month immediately proceeding the month in question. The lease fee is due as of the date of signature of the lease deed.

3. Without prejudice of the provisions described below, the amount of the lease shall be adjusted annually, based on the coefficient used to update non-residential leases. The first adjustment shall be made on July first two thousand and one, based on the amount described in item one of this clause, and subsequent adjustments shall be made successfully at one year intervals.

4. To the lease fee shall be added the amounts paid in city sanitation taxes, as well as the condominium fees and expenses for the leased units. These amounts shall be paid within thirty days of receiving the receipt or proof of payment thereof.

                                      THREE


1. The leased premises shall be used by the lessee as a warehouse.

2. The lessee is hereby authorized to assign its contractual position and/or sub-lease the premises in whole or in part, so long as said assignment or sub-lease is to an affiliate company or to a corporation of which the lessee is an affiliate.

3. The lessee is authorized to allow other companies of the ABENGOA group to use a part of the premises, said use not being considered a sub-lease, contractual assignment, transfer or conveyance of exploration rights.

4. The lessee may, within the scope of its activities as a provider of outsourced services, install, keep and operate third party equipment on the premises, without this being considered by the landlord to be a sub-lease, contractual assignment, transfer or conveyance of exploration rights.

5. The rights granted in the preceding numbers shall not, under any circumstance, result in any increase in the lease amount nor in any change in the terms of the lease contract.


                                      FOUR


1. The premises are leased "as is", and the lessee hereby states that it is fully aware of the conditions the premises are in.

2. The landlord agrees to allow the lessee to make whatever alterations are required to adapt the premises for the purposes described in this lease, at the expense of the lessee, as well as make any changes and alterations that may become necessary in future or for maintenance purposes, so long as these in no way impact the structure of the building or its common parts.

3. Upon termination of the lease contract, the lessee may remove any remaining betterments or improvements made to the premises or common areas, without the need for any indemnification, so long as said removal in no way causes a deterioration of the premises or common areas.

4. Without prejudice of the provisions in number two of this clause, the lessee must submit to the landlord the projects describing the implementation of the betterments or alterations.

5. During the term of the lease contract, the landlord agrees to keep the common areas in compliance with all applicable safety and fire prevention regulations.


                                      FIVE


1. The lessee may likewise, at its own expense and risk, install in the common areas, specifically on the terrace or building roof, air conditioning units, electrical installations, dish antennas and/or other communication devices. The lessee may also place its logo or the logo of its clients on the inside and/or the outside of the building so as to make its presence known.

2. The equipment installed must not cause acoustic perturbations, vibrations or leaks and the lessee hereby agrees to take all measure required to avoid such situations.

3. The installation and maintenance of the equipment listed above shall be the exclusive responsibility of the lessee, and must respect the ducts already existing on the roof; further. these installations shall not be such as to impede any other facilities of a similar or different nature, at present or in future.

4. Upon termination of the lease contract the lessee shall remove all equipment from the roof, at its own expense, and return it to its original configuration.

                                       SIX


All communications concerning this contract shall be made in writing, by telefax or registered, return receipt letter, and shall be considered received on the date of delivery.


                                      SEVEN


The lessee shall have a period of thirty days, from the date on which the landlord informs the lessee, in writing, of the sale conditions, to exercise its right of preference.


                                      EIGHT


The parties hereby elect the courts of the County of Lisbon as the venue to resolve any dispute arising out of this contract, expressly renouncing all others.



Signatures (illegible)